CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
Louanne.nabhan@hamiltonbeach.com
For Immediate Release
Thursday, April 25, 2019

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES FIRST QUARTER 2019 RESULTS

Glen Allen, Virginia, April 25, 2019 - Hamilton Beach Brands Holding Company (NYSE: HBB), an operating holding company for Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC, today reported first quarter 2019 results.
Hamilton Beach Brands Holding Company Results
Consolidated revenue was $145.4 million compared to $146.6 million for the first quarter of 2018. At Hamilton Beach Brands, revenue was $126.7 million compared to $125.4 million in the first quarter of 2018. At Kitchen Collection, revenue was $19.3 million compared to $22.1 million in the first quarter of 2018.
Consolidated net loss was $1.8 million, or $0.13 per diluted share, compared to a consolidated net loss of $0.4 million, or $0.03 per diluted share, for the first quarter of 2018. At Hamilton Beach Brands, operating profit was $1.6 million compared to $3.8 million for the first quarter of 2018. At Kitchen Collection, the operating loss of $3.7 million improved by $0.6 million compared to the operating loss of $4.3 million for the first quarter of 2018.
Consolidated use of cash before financing activities was $51.0 million compared to $41.5 million in the first quarter of 2018. At both Hamilton Beach Brands and Kitchen Collection, efforts to lower inventories were successful, however, the benefit was more than offset by a change in accounts payable due to timing of payments. Capital expenditures were $0.9 million compared to $2.4 million in the first quarter of 2018.
The Company had cash on hand of $1.7 million as of March 31, 2019 compared to $2.4 million as of March 31, 2018. Debt at March 31, 2019 was $94.2 million compared to $85.5 million as of March 31, 2018.

Hamilton Beach Brands Segment Results
Hamilton Beach Brands generated revenue of $126.7 million for the first quarter of 2019 compared to $125.4 million for the first quarter of 2018. Revenue growth in the U.S. consumer market was partially offset by decreases in some of the company's international consumer markets. Unfavorable foreign currency movements of $0.7 million reduced revenue as the Canadian dollar and Mexican peso weakened against the U.S. dollar. Global commercial revenue was comparable to the prior-year quarter.
Progress in implementing several of Hamilton Beach Brands Strategic Initiatives to drive growth in new areas continued, including "Only-the-Best" expansion, global e-commerce leadership and new category growth. In the U.S. e-commerce channel, initiatives put into place by the company to address the challenges experienced in the fourth quarter of 2018 were successful and e-commerce sales increased significantly compared with the 2018 first quarter. Sales increased for the company's Only-the-Best products, which are sold under its Weston® and Hamilton Beach® Professional brands and the licensed Wolf Gourmet® and CHI® brands, driven in part by new products launched in 2018. Sales increased for products in new categories outside of traditional small kitchen appliances. Examples of new categories include compact refrigerators, buffet servers and coffee air pots, among others.
Gross profit margin decreased to 20.7% from 22.1% in the first quarter of 2018, primarily due to higher ocean freight rates on routes from China to the U.S. as importers accelerated container deliveries ahead of impending tariff increases. Operating profit was $1.6 million compared to $3.8 million for the first quarter of 2018, primarily due to the higher freight costs and to increased selling, general and administrative expenses for legal and professional fees, including patent litigation expenses.

Hamilton Beach Brands Segment Outlook
Hamilton Beach Brands' business is seasonal and a majority of its revenue and operating profit is typically earned in the second half of the year when sales of small electric appliances to retailers and consumers increase significantly for the fall holiday-selling season.
Hamilton Beach Brands long-term growth objectives are to reach $750 million to $1 billion in annual revenue and 9% to 10% operating profit margin over time. In addition to increasing sales of its core Hamilton Beach® and Proctor Silex® product lines, Hamilton Beach Brands expects to drive growth in new areas through its six Strategic Initiatives: 1) increase sales of Only-the-Best products sold under its Weston® and Hamilton Beach® Professional brands and the licensed brands Wolf Gourmet® and CHI®; 2) achieve a leadership position in global e-commerce by providing best-in-class retailer support and increased consumer engagement; 3) attain further penetration of commercial markets globally; 4) generate additional growth in international markets, including emerging markets in South America and Asia; 5) expand into new categories outside of traditional small kitchen appliances; and 6) make accretive acquisitions that meet strategic objectives. While some of the initiatives are delivering faster growth than others, all of them have strong momentum and made important progress in 2018 and in the first quarter of 2019 and are expected to deliver meaningful incremental revenue in the coming years. As Hamilton Beach Brands moves toward the target revenue levels, operating margins are expected to increase as a result of leveraging fixed costs.
In 2018, Hamilton Beach Brands introduced 90 new product platforms designed to meet specific research-driven customer needs and to align with evolving consumer trends. New items included stand mixers, hand mixers, blenders, multi-cookers, bread makers, coffee makers and pasta makers, among many others. The new products will impact sales positively in 2019 and beyond. In 2019, Hamilton Beach Brands is introducing a similarly strong lineup of new products, including a full line of air fryers and pressure cookers, and expects to gain share in new fast growing categories. Hamilton Beach Brands will continue to leverage its strong brand portfolio by introducing new innovative products, as well as upgrading existing products across a wide range of brands, price points and categories in both the consumer and commercial marketplaces.
In 2019, U.S. small kitchen appliance market sales are expected to grow modestly compared to 2018, and the commercial and international markets in which Hamilton Beach Brands participates are expected to grow at slightly higher rates.
Hamilton Beach Brands expects its 2019 revenue to grow moderately as a result of the continued successful implementation of its Strategic Initiatives, including new consumer and commercial product introductions, Only-the-Best placements, and continued expansion in the e-commerce channel and international markets. Revenue for each of the Strategic Initiatives is expected to be above 2018. Full-year operating profit is currently expected to increase moderately over 2018, including a decrease in the first half of the year and an increase in the second half of the year compared to 2018. However, the second half outlook may change as customer commitments for the fall holiday-selling season are confirmed in the second and third quarters. Hamilton Beach Brands expects cash flow before financing activities to increase significantly in 2019 compared to 2018. Capital expenditures are expected to be approximately $4.5 million in 2019.

Kitchen Collection Segment Results
Kitchen Collection generated revenue of $19.3 million for the first quarter of 2019 compared to $22.1 million for the first quarter of 2018. The decrease was due to the closure of underperforming stores and lower comparable store sales, both of which reflect a continued downward trend in customer traffic. At March 31, 2019, Kitchen Collection operated 168 stores compared to 199 stores at March 31, 2018 and 189 stores at December 31, 2018.
The operating loss of $3.7 million improved by $0.6 million compared to the operating loss of $4.3 million for the first quarter of 2018. As a result of store closures and corporate expense reductions, Kitchen Collection reduced operating expenses in the first quarter of 2019 by $2.2 million compared to the prior-year period.
    Kitchen Collection continues to make progress with its initiatives to return to profitability by moving all stores to a one-year lease term, closing underperforming stores, maintaining gross margins, reducing expenses and managing working capital. Kitchen Collection closed 21 stores in the first quarter of 2019 and plans to close an additional 10 stores by the end of the year, with a majority of the closures occurring in the second quarter.
Kitchen Collection Segment Outlook
Kitchen Collection's business is seasonal and a majority of its revenue and operating profit is typically earned in the second half of the year when sales of kitchenware to consumers increase significantly for the fall holiday-selling season.
Kitchen Collection continues to implement its strategy to cost-effectively move all stores to a lease term of approximately one year. By the end of 2019, Kitchen Collection expects over 85% of its stores will have a lease term of approximately one year, greatly increasing operating flexibility to respond to low store profitability levels. Kitchen Collection had 189 stores at the end of 2018. By the end of 2019, Kitchen Collection expects to have 158 stores. Each year additional stores will be on one-year leases. Kitchen Collection believes it can right-size its store portfolio aggressively over the next two years or so to a core group of 100 to 150 adequately profitable stores in favorable outlet mall locations. Store lease decisions will be based on store-by-store profitability.
The retail environment at store locations continues to be unfavorably affected by changing consumer shopping patterns as consumers continue to buy more over the internet, which is leading to declining customer traffic and decreased in-store transactions. Kitchen Collection expects this trend to continue in 2019. Kitchen Collection expects its future performance to be closely aligned with customer traffic trends, including any potential improvements or further declines.
For 2019, Kitchen Collection expects its revenue to decrease compared to 2018 as a result of store closures and lower comparable store sales. As a result of progress with its initiatives to return to profitability, including significant expense reductions, Kitchen Collection expects its operating loss and use of cash before financing activities in 2019 to improve compared to 2018. Capital expenditures in 2019 are expected to be approximately $0.3 million. If customer traffic to stores is in line with expectations, as it was in the first quarter of 2019, Kitchen Collection expects to be able to deliver its anticipated improved performance.
Kitchen Collection also continues to focus on comparable store sales growth through refinement of product offerings, merchandise mix, store displays and appearance in order to increase customer traffic, generate greater average transaction size and increase the average closure rate.

Hamilton Beach Brands Holding Company Outlook
Based on the outlooks for the Hamilton Beach Brands and Kitchen Collection segments, Hamilton Beach Brands Holding Company expects 2019 net income to increase and cash flow before financing activities to increase significantly over 2018.

Conference Call
In conjunction with this news release, the management of Hamilton Beach Brands Holding Company will host a conference call on Friday, April 26, 2019 at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 241-4258 (Toll Free) or (647) 689-4209 (International), Conference ID: 8475297, or over the internet through Hamilton Beach Brands Holding Company's website at www.hamiltonbeachbrands.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 3, 2019. The online archive of the broadcast will be available on the Hamilton Beach Brands Holding Company website.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
Hamilton Beach Brands, Inc.: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach's products, (12) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (13) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K.
Kitchen Collection: (1) decreased levels of consumer visits to brick and mortar stores, (2) increased competition, including through online channels, (3) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (4) the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (5) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (6) changes in costs of inventory, including transportation costs, (7) delays in delivery or the unavailability of inventory, (8) customer acceptance of new products, (9) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products, and (10) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is an operating holding company for Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC. Hamilton Beach Brands is a leading designer, marketer and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. Kitchen Collection is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.
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HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31
	2019	2018
	(In thousands, except per share data)
Revenue	$145,377	$146,633
Cost of sales	110,654	108,840
Gross profit	34,723	37,793
Selling, general and administrative expenses	36,507	37,994
Amortization of intangible assets	345	345
Operating loss	(2,129)	(546)
Interest expense, net	746	532
Other income, net	(332)	(514)
Loss before income taxes	(2,543)	(564)
Income tax benefit	(782)	(146)
Net loss	$(1,761)	$(418)

Basic and diluted loss per share	$(0.13)	$(0.03)

Basic and diluted weighted average shares outstanding	13,786	13,683

SEGMENT FINANCIAL HIGHLIGHTS

	Three Months Ended March 31
	2019	2018
	(In thousands)
Revenue
Hamilton Beach	$126,728	$125,414
Kitchen Collection	19,253	22,100
Eliminations	(604)	(881)
Total	$145,377	$146,633

Operating profit (loss)
Hamilton Beach	$1,640	$3,784
Kitchen Collection	(3,700)	(4,304)
Eliminations	(69)	(26)
Total	$(2,129)	$(546)